Exhibit (p)(6)

Pacific Asset Management

Pacific Global Advisors LLC

Pacific Life Fund Advisors LLC

Pacific Private Fund Advisors LLC

Investment Advisers’

CODE OF ETHICS

Effective

March 1, 2015

Investment Advisers’

Code of Ethics

TABLE OF CONTENTS

I.	OVERVIEW	2

II.	STATEMENT OF GENERAL PRINCIPLES	3

III.	PROTECTION OF NON-PUBLIC INFORMATION	4

A.	CONFIDENTIAL INFORMATION	4
B.	MATERIAL NON-PUBLIC INFORMATION	4
C.	INSIDER TRADING	4
D.	RESTRICTED LIST	4

IV.	ACCESS PERSONS	5

A.	INVESTMENT ADVISER ACCESS PERSON	5
B.	FUND ACCESS PERSON	5

V.	PERSONAL TRADING	5

A.	PRECLEARANCE	6

VI.	REPORTING REQUIREMENTS	6

A.	INITIAL REPORTING FOR NEW ACCESS PERSONS	7
B.	QUARTERLY REPORT OF SECURITIES TRANSACTIONS	7
C.	ANNUAL REPORT OF SECURITIES HOLDINGS	7

VII.	PRECLEARANCE AND REPORTING EXCEPTIONS	8

A.	EXEMPT SECURITIES	8
B.	EXEMPT ACCOUNTS	8
C.	EXEMPT TRANSACTIONS	8

VIII.	SUNGARD PROTEGENT PERSONAL TRADING ASSISTANT SYSTEM	9

A.	MAINTAINING ACCOUNTS WITH APPROVED BROKERS	9
B.	MAINTAINING ACCOUNTS WITH UNAPPROVED BROKERS	9
C.	SUNGARD EXCEPTIONS	10

IX.	REPORTING VIOLATIONS OF THE CODE	10

X.	REVIEW AND ENFORCEMENT	10

A.	REVIEW	10
B.	ENFORCEMENT	11

XI.	CONFIDENTIALITY	11

XII.	TRAINING	12

XIII.	REVISIONS TO THE CODE	12

APPENDIX 1. GLOSSARY		13

APPENDIX 2. COMPLIANCE OFFICERS		17

APPENDIX 3. APPROVED BROKERS		18

APPENDIX 4. TABLE OF SECURITY TYPES AND REQUIRED ACTIONS		19

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Investment Advisers’

Code of Ethics

I.	OVERVIEW

Pacific Asset Management1 (“PAM”), Pacific Global Advisors LLC (“PGA”), Pacific Life Fund Advisors LLC (“PLFA”) and Pacific Private Fund Advisors LLC (“PPFA”) (each an “Adviser” and collectively, the “Advisers”) have adopted this Investment Advisers’ Code of Ethics (the “Code”). The Code has been developed to meet regulatory requirements, including Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “1940 Act”), and prevent conflicts of interests, or the appearance of such conflicts, with regard to Access Persons of the Advisers owning or engaging in transactions involving Securities.

Access Persons who are employees of an Adviser or Pacific Life Insurance Company (“Pacific Life”) are also subject to Pacific Life’s Code of Business Conduct which can be found on Splash! In circumstances where there is a conflict between a standard established by a Pacific Life policy and the standards established by the Code, the Code shall supersede.

The Code does not attempt to identify all possible scenarios or circumstances of conflicts of interest. The Code does not ensure literal compliance with each specific provision, nor does the Code necessarily shield Access Persons from liability for personal trading or conduct that violates a fiduciary duty to our Clients. You are expected not only to follow the specific rules, but the spirit of the Code as well. Violations of this Code by an Access Person could result in personal sanctions including termination of employment.

Note: Certain words within this Code have specific meanings which can be found in the Glossary in Appendix 1. The first time those words appear within the Code, they will be underlined. The on-line version of this document has a hyper-link from each of those the underlined words to the section of the Glossary where the specific definitions appear.

1 PAM is a dba of Pacific Life Fund Advisors (“PLFA”). Registration as an investment adviser is at the PLFA level.

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Code of Ethics

II.	STATEMENT OF GENERAL PRINCIPLES

The Code is based on the principle that you, as an Access Person of the Advisers, owe a fiduciary duty of care, loyalty, honesty, and good faith to act in the best interests of our Clients. The Code sets out standards of conduct to help you avoid potential conflicts of interest that may arise from your actions and your personal Securities transactions. As fiduciaries for our Clients, you have a duty to place the interests of our Clients first before your own interests. You must not take any action in connection with your personal investments that would cause even the appearance of unfairness or impropriety. You must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Clients. The following are general principles governing personal Securities transactions by Access Persons.

As an Access Person, you are required to:

•	comply with the Code and avoid any actual or potential conflicts of interest in personal Securities transactions;

•	comply with Pacific Life’s Code of Business Conduct; and

•	comply with applicable U.S. federal securities laws, rules and regulations.

As an Access Person, you must not:

•	shadow trades in a Client Account by duplicating the Client’s trades;

•	front run a Client Account by trading Securities ahead of the Client;

•	defraud, manipulate, or plan to defraud a Client Account; and

•	trade a Security in any Personal Account where you have direct or indirect Beneficial Ownership if you have actual knowledge that the same Security is being considered for purchase or sale, or is being purchased or sold for a Client Account[2].

In addition to the above, following are special considerations governing personal Securities transactions by Access Persons who are investment professionals of an Adviser. Investment professionals are portfolio managers, research analysts, traders or others who have responsibility for making either Securities recommendations or investment decisions for Client Accounts.

As an Access Person who is also an Investment Professional, you must not:

•	take inappropriate advantage of your position by directly or indirectly using information concerning the investments in Client Accounts or influencing the investment decision-making process for Client Accounts for your own benefit.

•	use assets in Client Accounts to affect the market in a way that benefits your Personal Accounts or in a manner that is detrimental to our Client Accounts. This includes causing or recommending a Client to take action or not to take action for your personal benefit.

2 Access Persons are not required to ask if a Security is being considered, or is being purchased or sold, for a Client Account.

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•	take an investment opportunity away from a Client Account which would have an adverse effect on the Client Account or would benefit your Personal Accounts.

•	mislead a Client Account by making an untrue statement or a material fact or omitting to state a material fact.

•	delay taking appropriate action for a Client Account in order to avoid potential adverse consequences in your Personal Accounts.

•	engage in any manipulative practice with respect to Securities including pricing manipulation.

III.	PROTECTION OF NON-PUBLIC INFORMATION

A.	Confidential Information

As an Access Person, you have access to non-public information of the Advisers which may include Securities recommendations, trades or holdings. You must not disclose non-public information except as required to carry out Securities transactions, or for other valid business reasons, providing appropriate confidentiality agreements have been executed, or for legal or regulatory requirements as permitted by applicable laws.

B.	Material Non-Public Information

While in the possession of material non-public information you are prohibited from trading on this information either for your accounts or on behalf of other accounts, or communicating this information to others, regardless of whether you have obtained the information through the scope of your employment or elsewhere. If you believe you have material non-public information, you should contact your Compliance Officer.

C.	Insider Trading

All Access Persons are subject to federal securities laws regarding insider trading. Employees of an Adviser or Pacific Life are also subject to Pacific Life’s Insider Trading Policy. The full text of Pacific Life’s Insider Trading Policy is on Splash!

D.	Restricted List

Each Adviser maintains a separate Restricted List. The Restricted List for each Adviser may include an Issuer for a variety of reasons, including but not limited to, the possession of material non-public information by the Adviser. There is an absolute ban on personal Securities transactions in the Securities of these Issuers when they are present on the list.

If an Issuer is added to the Restricted List after receiving preclearance for a personal Securities transaction, the Access Person can only act on the preclearance if the trade order has already been placed with a broker. The trade order may not be cancelled, nor may it be placed after the new Restricted List has been distributed. Access persons will be required to provide proof from the broker of the date and time the order was placed. If you execute a short sale and the Issuer of that Security is subsequently placed on the Restricted List, you may not execute a “cover” transaction in order to close out the position.

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The Restricted List is made available to Access Persons of each Adviser anytime there is an update to the list. Each Restricted List is specific to only the Adviser for which you are an Access Person. A copy of the most recent Restricted List is available on SunGard (as defined in Section VIII) and upon request from your Compliance Officer. It is your responsibility to check the Restricted List before you trade in your accounts.

IV.	ACCESS PERSONS

Access Persons are identified by their role and responsibilities related to each Adviser. Access Persons include full-time, part-time and temporary employees, as well as consultants and interns who meet the criteria outlined below. A Compliance Officer, in consultation with appropriate management as needed, determines whether a person meets the criteria to be deemed an Access Person. All Access Persons are subject to the Code in its entirety unless specifically stated otherwise.

A.	Investment Adviser Access Person

•	An Officer or employee[3] of an Adviser; and/or
•	A person who, in connection with his or her regular functions or duties:
¡	has access to non-public information regarding any Clients’ purchase or sale of Securities, or non-public information regarding the portfolio holdings of any Client Account managed by the Adviser(s); and/or
¡	is involved in making Securities recommendations to Clients, or has access to such recommendations that are non-public for the Client Accounts managed by the Adviser(s).

B.	Fund Access Person

•	Is an Officer of the Pacific Select Fund/Pacific Funds; and/or
•	A person who, in connection with his or her regular functions or duties:
¡	makes, participates in, or obtains information regarding fund Securities transactions or whose functions relate to the making of recommendations with respect to Pacific Select Fund/Pacific Funds transactions; and/or
¡	has access to non-public trading or Securities holdings information of the Pacific Select Fund/Pacific Funds.

V.	PERSONAL TRADING

Before trading any Securities, review the Code to determine how your contemplated transaction must be handled. This includes:

•	You must first check the current Restricted List that applies to you to see if there are specific restrictions placed on the Securities of the Issuer you wish to trade.
•	If the Issuer is not on the Restricted List, you must check the preclearance requirements in the following sections to determine if you can trade your specific Security without preclearance authorization.

3 May include secondees and dual employees.

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A.	Preclearance

Exceptions to the preclearance requirements are outlined in Section VII. If your proposed transaction requires preclearance, you must obtain approval prior to executing your transaction. If the transaction is approved, the approval is valid for the time period specified by your Compliance Officer. If you do not execute the transaction within the time period specified, you must resubmit your request for preclearance and obtain approval prior to executing your transaction.

SunGard is the preferred method for requesting and approving preclearance. You must complete all information for transactions that require preclearance on SunGard. Your Compliance Officer will review the preclearance request and endeavor to respond by the close of the next business day. You may contact a Compliance Officer to request preclearance using another method; however, this may delay the response to your request.

1.	All Access Persons must obtain preclearance approval for transactions in the following:
•	Initial Public Offerings (“IPOs”)

Preclearance is required only on the initial offering of the Issuer.

Ttransactions of the Issuer on the secondary market do not require an additional preclearance approval.

•	Private Placements

Preclearance is required only for the initial commitment and/or transaction.

Any additional capital investments such as subsequent subscriptions (including capital calls related to the initial approved investment) do not require an additional preclearance approval.

•	Hedge Funds

Preclearance is required only on the initial commitment and/or transaction.

Any subsequent investments after the initial transaction in the Hedge Fund do not require an additional preclearance approval.

2.	PAM Employees, PLFA Employees and members of the PLFA Investment Committee and PLFA Conflict Review Committee
•	You must preclear personal transactions in Pacific Funds or Pacific Select Fund Portfolios.

3.	PAM Employees
•	You must preclear transactions in the AdvisorShares Pacific Asset Enhanced Floating Rate ETF (“PAM ETF”).

VI.	REPORTING REQUIREMENTS

All reporting and certifications required under this Section shall be submitted on SunGard as further addressed in Section VIII. Exceptions to the reporting requirements are outlined in Section VII below.

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A.	Initial Reporting for New Access Persons

Within 10 business days of becoming an Access Person, you must provide the following reports to your Compliance Officer:

1.	Initial Certificate of Compliance

The certification states that you have received a copy of and read and understand the Code and, to the best of your knowledge, you have disclosed, reported, or caused to be reported, the information required by the Code.

2.	Initial Securities Holdings and Accounts

Report your accounts including the name of any broker-dealer or bank where you maintain an account in which you hold or trade Securities of which you have Beneficial Ownership.

Report holdings in Securities of which you have Beneficial Ownership. Holdings information must be current as of a date that is no more than 45 calendar days prior to the date of becoming an Access Person.

3.	Pacific Select Fund and Pacific Funds Information Request

Report Pacific Select Fund and Pacific Funds investments of which you have Beneficial Ownership.

B.	Quarterly Report of Securities Transactions

Within 30 calendar days of the calendar quarter end you must provide the following to your Compliance Officer:

1.	Transactions

Report transactions during the quarter in Securities of which you have Beneficial Ownership.

2.	New Accounts

Report any new accounts opened during the quarter if not previously reported.

3.	Changes to Pacific Select Fund and Pacific Funds

Report any changes or new accounts in Pacific Select Fund and Pacific Funds.

C.	Annual Report of Securities Holdings

1.	Holdings

Within 30 calendar days of the calendar year end, you must provide holdings in Securities of which you have Beneficial Ownership to your Compliance Officer. Holdings must be current as of a date that is no more than 45 calendar days prior to the date the report is submitted.

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2.	Certification

The certification states that you have received a copy of and read and understand the Code and, to the best of your knowledge, you have disclosed, reported, or caused to be reported, the information required by the Code.

3.	Pacific Select Fund and Pacific Funds

Report Pacific Select Fund and Pacific Funds investments of which you have Beneficial Ownership.

Please refer to the Table of Security Types and Required Actions in Appendix 4 for examples of reporting requirements of different Security types.

VII.	PRECLEARANCE AND REPORTING EXCEPTIONS

A.	Exempt Securities

You are not required to preclear or report transactions and holdings in the following Securities:

•	Direct obligations of the U.S. Government including U.S. Treasury Securities and U.S. Government Agency Securities
•	Bank Certificates of Deposits (“CDs”), bankers’ acceptances, commercial paper, and other high quality Short Term Debt Instruments (with a maturity of less than one year), including repurchase agreements
•	Money market funds registered in the United States
•	Open-end Mutual Funds (except the Pacific Select Fund and Pacific Funds)
•	Unit Investment Trusts invested exclusively in one or more open-end Mutual Funds

B.	Exempt Accounts

You are not required to preclear or report transactions or holdings in the following accounts:

•	Accounts where holdings and transactions are in exempt Securities only
•	Non-discretionary Accounts, including Blind Trusts, (i) over which neither you nor any immediate family member exercises investment discretion; (ii) have no notice of specific transactions prior to execution; or (iii) otherwise have no direct or indirect influence or Control
¡	You are required to give consent to your broker to provide periodic confirmation to your Compliance Officer that you do not have investment discretion over these accounts

C.	Exempt Transactions

You are not required to preclear or report the following types of transactions:

•	Automatic, non-voluntary transactions such as stock dividends, dividend reinvestments, stock splits, reverse stock split, exercise of rights, merger or consolidation, spin-off or other similar corporate distribution or reorganization generally applicable to all holders of the same class of Securities

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•	Tender offer or bond call that is applicable pro-rata to all stockholders or bond holders respectively

•	Transactions pursuant to an Automatic Investment Plan including transactions made directly with the Issuer in a direct stock purchase and dividend reinvestment plans (“DRIP”)

¡	Any transaction that overrides the pre-set schedule or allocations of the automatic investment plan is subject to the Restricted List and quarterly transaction reporting

•	Transactions reflecting the receipt of employer stock or Options by an employee resulting from an Employee Stock Purchase Plan (“ESPP”), Employee Stock Options (“ESO”) granted, or as a form of compensation

¡	Any transaction to buy or sell employer stock or exercise Options is subject to the Restricted List and quarterly transaction reporting

VIII.	SUNGARD PROTEGENT PERSONAL TRADING ASSISTANT SYSTEM

The Advisers’ Compliance Officers use SunGard’s Protegent Personal Trading Assistant System (“SunGard”) in order to automate compliance with the personal trading regulations and Securities and transactions reporting requirements in the Code.

You are required to submit a consent form authorizing your broker(s) to send your account information, including all holdings and transactions, to SunGard, subject to the Reporting Exceptions in Section VII.

Beginning with the First Quarter 2015 Transaction Reporting, due April 30, 2015, you will complete all required reporting and certifications using SunGard, subject to the SunGard Exceptions in Section III. C. Your Compliance Officer will provide you with a login and instructions.

A.	Maintaining Accounts with Approved Brokers

Generally, Access Persons must maintain accounts with Approved Brokers. The Approved Brokers are listed on Appendix 3 and are subject to change. Approved Brokers support electronic feeds directly to SunGard.

As of June 1, 2015, new employees who are Access Persons must maintain their accounts with an Approved Broker. New employees who are Access Persons who have an existing account with a broker not on the Approved Broker list are required to transfer their accounts to an Approved Broker within a specified time period as determined by your Compliance Officer, usually within 90 days.

B.	Maintaining Accounts with Unapproved Brokers

If you were an Access Person on or before May 31, 2015 and your account was established with an unapproved broker on or before May 31, 2015, you may maintain your existing account with the unapproved broker. Any new accounts opened after June 1, 2015 must be opened with either the existing unapproved broker or an Approved Broker. No new accounts may be set up with an unapproved broker unless you have already established accounts with the unapproved broker prior to June 1, 2015.

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C.	SunGard Exceptions

Certain transactions and holdings are with firms that will not send information to SunGard including transfer agents and banks. You are responsible for reporting any transactions or holdings required under the Code to your Compliance Officer that is not reflected in SunGard.

Access Persons who are not employees of an Adviser or Pacific Life are not required to use SunGard and will be given instructions to report manually.

Under special circumstances, your Compliance Officer may permit an Access Person to submit reporting required under the Code through paper means in lieu of using SunGard. Requests must be submitted to your Compliance Officer in writing.

IX.	REPORTING VIOLATIONS OF THE CODE

You are required to report any violations of the Code promptly to your Compliance Officer. This duty exists whether the violation or apparent violation is yours or that of another person subject to the Code. Reports of violations other than your own may be made anonymously and confidentially. All such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Information regarding anonymous reporting can be found on Splash!

Retaliation (e.g., termination, demotion or discrimination) against an Access Person who reports a violation of the Code or who assists or participates with an investigation in good faith is prohibited and constitutes a further violation of this Code. Good faith does not require that you be correct about the occurrence of a suspected activity but it does mean that you must tell the truth, as you know it, about the situation. For any questions relating to the reporting of violations of the Code, please contact your Compliance Officer.

X.	REVIEW AND ENFORCEMENT

A.	Review

A Compliance Officer reviews all Initial and Annual Reports of Securities Holdings and Quarterly Transaction reports to determine if all provisions of the Code have been followed and whether any violation of the Code may have occurred. The review includes checking applicable Securities and transactions against the Restricted List, if required preclearance was obtained, and if initial, quarterly and annual reports had been received by the due date.

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B.	Enforcement

1.	Violation Determination

A determination of whether a violation of the Code has occurred will be made by your Compliance Officer. Before making a determination of whether a violation of the Code has occurred, your Compliance Officer will give the applicable Access Person an opportunity to supply additional information regarding the issue in question. Compliance Officers may seek additional direction from the Adviser’s Chief Compliance Officer (“CCO”). Other parties may be consulted as deemed appropriate by the CCO.

If you are uncomfortable with an interpretation, application of the Code, or determination made by a Compliance Officer, you may appeal to your Adviser’s CCO, Pacific Life’s CCO, or Pacific Life’s General Counsel.

2.	Violation Consequences and Resolution

Once a Compliance Officer has determined that a violation of the Code has occurred, a memo outlining the details of the violation will be provided to appropriate management to notify them of the violation, with a copy to the Access Person and the Adviser’s CCO. In addition, the Access Person may be subject to sanctions and other remedial actions, which may include, among other things, meeting with Compliance staff and/or the CCO, restrictions of personal Securities transactions, fines, disgorgement (including forfeiting any profits or absorbing any losses), suspension, reassignment, demotion, and/or termination of employment. In extreme circumstances, the Access Person will be referred to the appropriate government authorities.

In determining the applicable sanction or other remedial action, several factors may be considered, including, but not limited to: the severity of the violation, the frequency of the Access Person’s violations, whether any violation caused harm or the potential of harm to our Clients’ interests, the extent that the Access Person profited or benefited from the violation, the Access Person’s efforts to cooperate with the investigation, and the Access Person’s efforts to correct any conduct that led to the violation.

XI.	CONFIDENTIALITY

All reports and information submitted or obtained pursuant to this Code are generally treated as confidential; provided, however, that such information may be shared with Management, the Law Department, internal and external auditors, regulators, or other persons as your CCO deems necessary.

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XII.	TRAINING

Periodic training of the Code is required of all Access Persons. Your Compliance Officer will notify you of scheduled training sessions that you are required to attend along with any applicable materials that you are required to read.

XIII.	REVISIONS TO THE CODE

From time to time, this Code may be revised and updated. Any material changes to the Code will be reviewed and approved by the CCOs of each Adviser. The new version of the Code will be distributed, or made available, to all Access Persons. Access Persons must submit a certification indicating that he or she has received and has read and understood the amended Code.

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APPENDIX 1.     GLOSSARY

Beneficial Ownership – You are considered to have Beneficial Ownership of Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities. In addition, you are the beneficial owner of Securities in which an immediate family member has beneficial interest. The following are examples of an indirect interest in Securities:

•	Securities held by members of your immediate family sharing the same household. Immediate family includes any spouse, domestic partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship. (You are presumed to have investment decision-making authority and therefore beneficial interest; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide you with any economic benefit.)
•	Your interest as a general partner in Securities held by a general or limited partnership.
•	Your interest as a manager-member in the Securities held by a limited liability company.

You do not have an indirect interest in Securities held by a corporation, partnership, Limited Liability Company or other entity in which you hold an equity interest, unless you are a controlling equity holder or you have or share investment Control over the Securities held by the entity.

The following circumstances constitute Beneficial Ownership by you of Securities held in or by a trust:

•	Your ownership of Securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust.
•	Your ownership of a vested beneficial interest in a trust.
•	Your status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

Blind Trust – A trust in which a fiduciary third party, such as a bank or money management firm, is given complete discretion to make investment decisions on behalf of the trust beneficiaries. The trust is called blind because the beneficiary is not informed about the holdings of the trust.

Chief Compliance Officer – An officer appointed as the Chief Compliance Officer of an entity.

Client / Client Account – Any account or fund managed by PLFA, PAM, PGA, or PPFA as investment adviser. For the purposes of the Code, Client Accounts exclude accounts managed for the General Accounts of Pacific Life or Pacific Life & Annuity Company unless an Investment Management Agreement (IMA) is in place between Pacific Life and the Investment Adviser.

Closed-end Funds – A closed end fund is a publicly traded investment company that raises a fixed amount of capital through an Initial Public Offering (IPO). The fund is then structured, listed and traded like a stock on a stock exchange.

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Compliance Officer –The term Compliance Officer includes the CCO or their designees who are empowered to resolve issues and review reports. See Appendix 2 for a list of Compliance Officers.

Control – When used within the context of Beneficial Ownership (as defined above) refers to the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting Securities of a company is presumed to control such company.

Exchange-traded Fund (“ETF”) - A Security that tracks an index, a commodity or a basket of assets like an index fund, but trades like a stock on an exchange. ETFs experience price changes throughout the day as they are bought and sold.

Hedge Fund – An aggressively managed portfolio of investments that uses advanced investment strategies such as leveraged, long, short and derivative positions in both domestic and international markets with the goal of generating high returns (either in an absolute sense or over a specified market benchmark).

Initial Public Offering (“IPO”) – Commonly known as a company’s first sale of stock to the public, IPO is defined as an offering of Securities registered under the Securities Act of 1933, as amended, of an Issuer that was not, immediately before such registration, subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

Issuer – A legal entity that has the power to issue and distribute a Security. Issuers include corporations, municipalities, foreign and domestic governments and their agencies, and investment trusts.

Municipal Bond - A long-term debt instrument issued by a state or local government. It usually carries a fixed rate of interest, which is paid semiannually.

Municipal Note - A Short Term Debt Instrument of a state or local government. Most popular are revenue, bond, and tax anticipation notes.

Mutual Fund – An investment vehicle that is made up of a pool of funds collected from many investors for the purpose of investing in Securities such as stocks, bonds, money market instruments and similar assets. Mutual Funds are operated by money managers, who invest the fund’s capital and attempt to produce capital gains and income for the fund’s investors. A Mutual Fund’s portfolio is structured and maintained to match the investment objectives stated in its prospectus. An open-end Mutual Fund is a type of Mutual Fund that does not have restrictions on the amount of shares the fund will issue. If demand is high enough, the fund will continue to issue shares no matter how many investors there are. Open-end funds also buy back shares when investors wish to sell. The majority of Mutual Funds are open-end.

Non-discretionary Accounts - Accounts managed or held by a broker that the Access Person is not able to exercise investment discretion and does not receive notice of specific transactions prior to execution and does not have direct or indirect influence or Control over the account.

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Managed Accounts are accounts in which you grant the manager complete investment discretion over your account; however, you may not participate, directly or indirectly, in individual investments decisions or be made aware of such decisions before transactions are executed. This restriction does not preclude you from establishing investment guidelines for the manager, such as your overall investment objectives. However these guidelines may not be changed so frequently as to give the appearance that you are actually directing account investments. Participants in these types of accounts typically receive statements. Transactions occurring in these accounts are not subject to the preclearance requirements, the prohibition of trading Issuers listed on the Restricted List, and quarterly transaction and annual holdings reporting. The manager who has discretion over the account will be required to confirm the discretionary nature of the account on a periodic basis, generally quarterly.

Option – A contract between a buyer and a seller that gives the buyer the right, but not the obligation, to buy or sell a particular asset at a later day at an agreed upon price. Long Options will be valued at the amount paid (premium) to enter into the transaction. Short Options will be valued at their notional value (number of contracts x contract size x underlying Security price).

Pacific Select Fund/Pacific Funds – Shares of Pacific Select Fund (purchased via a Pacific Life or Pacific Life & Annuity Company variable annuity contract and/or variable life insurance policy) and shares of Pacific Funds.

Personal Accounts – Includes any Securities account (held at a broker-dealer, transfer agent, investment advisory firm, bank, or other financial services firm) in which an Access Person has a beneficial interest. This includes any accounts that may be opened in the future that become subject to the Code. Restrictions placed on transactions executed within a Personal Account also pertain to investments held outside of an account over which an Access Person has physical Control or possession, such as stock certificates.

Private Placement –An offering of Securities that is exempt from registration under the Securities Act of 1933, pursuant to Section 4(2), Section 4(6), or Regulation D (Rules 501 through 506). Includes investments in privately held corporations, limited partnerships, limited offering and tax shelter programs as well as a non-public offering in limited amounts available only to certain investors.

Security - As defined under section 202(a)(18) of the Advisers Act:

Any note, stock, treasury stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, Option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, Option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

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Additional Clarifications to the Definition of Security

Securities include shares of closed-end investment companies, Exchange-traded funds, futures contracts, forward contracts and swaps.

Short Term Debt Instruments – Securities with a remaining maturity of 397 calendar days or less that have received a rating in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization (“NRSRO”)

Unit Investment Trust – An investment vehicle registered with the SEC that purchases a fixed portfolio of Securities, such as corporate, Municipal or government bonds, mortgage-backed Securities, common stock, or preferred stock. The trust expires when the bonds mature or, in the case of equity funds, at a specified future date.

U.S. Government Agency Securities – Agency Securities are direct obligations of federal government agencies or government-sponsored enterprises (GSEs). Federal agencies are entities of the Federal Government, such as the Government National Mortgage Association (Ginnie Mae) and the Tennessee Valley Authority (TVA). GSEs are publicly chartered but privately owned and operated entities, such as the Federal National Mortgage Association (Fannie Mae), and the Federal Home Loan Mortgage Corporation (Freddie Mac).

U.S. Treasury Securities – Direct obligations of the U.S. Government issued by the Department of the Treasury. Examples: Treasury bills, Treasury notes, Treasury bonds, Treasury inflation – indexed, and saving bonds.

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Code of Ethics

APPENDIX 2.       COMPLIANCE OFFICERS

Pacific Asset Management

Carol Rumsey, Chief Compliance Officer

Michelle Zylla

Pacific Global Advisors LLC

Rob Sichel, Chief Compliance Officer

Jorge Rey

Pacific Life Fund Advisers LLC

Sharon Pacheco, Chief Compliance Officer

Laurene MacElwee

Jordana DeGuire

Pacific Private Fund Advisers LLC

Sharon Pacheco, Chief Compliance Officer

Carol Rumsey

Any questions regarding the Code or about your intended transactions or reporting requirements should be addressed to the Chief Compliance Officer or designee.

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APPENDIX 3.     APPROVED BROKERS

1.	Ameriprise Financial Services Inc
2.	Charles Schwab & Co
3.	Chase Investment Services Corp
4.	Citigroup Global Markets
5.	Davenport Company LLC
6.	E*Trade Financial
7.	Edward Jones
8.	Fidelity Investments
9.	Interactive Brokers
10.	J.P. Morgan Securities
11.	J.P. Morgan Private Bank
12.	Merrill Lynch
13.	Morgan Stanley Smith Barney
14.	Motif Investing
15.	Options Express
16.	Raymond James
17.	Scott & Stringfellow
18.	Scottrade
19.	Stifel Nicolaus
20.	T. Rowe Price
21.	TD Ameritrade
22.	UBS Financial Services
23.	USAA Investment Management Company
24.	Vanguard Brokerage Services
25.	Wells Fargo Advisors

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APPENDIX 4. TABLE OF SECURITY TYPES AND REQUIRED ACTIONS

The table below serves as a reference for you to know what types of Securities Access Persons need to preclear and to report. The following list is by no means all inclusive of all Security types. If you have questions regarding a Security type that is not listed here, please contact your Compliance Officer.

Type of Security	Preclearance Required	Quarterly Transaction Reporting Required	Annual Holdings Reporting Required
Open-ended Mutual Funds registered in the United States	No	No	No
Bankers Acceptances	No	No	No
Bank Certificates of Deposit	No	No	No
Commercial Paper	No	No	No
Repurchase Agreements	No	No	No
Short Term Debt Instruments	No	No	No
Money Market Fund Shares	No	No	No
U.S. Treasury Securities and U.S. Government Agency Securities	No	No	No
Automatic Investment Plans including Dividend Reinvestment Plans (“DRIP”)	No	No	Yes
Securities acquired as a result of a stock dividend, stock split, reverse stock split, merger consolidation, spin-off, or other similar corporate actions, distributions, or reorganization	No	No	Yes
Unit Investment Trusts	No	No	Yes
Employer stock or Options received by the Access Person’s spouse as a form of compensation	No	No	Yes
Employer stock or Options subsequent transactions to buy, sell or exercise	No	Yes	Yes
Common Stock	No	Yes	Yes
Corporate Debt Securities	No	Yes	Yes

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Options	No	Yes	Yes

Closed-end Funds	No	Yes	Yes

Exchange-traded Funds (including Options on Exchange-traded Funds), iShares, both open-ended and closed-ended	No	Yes	Yes

Municipal Bonds and Municipal Notes	No	Yes	Yes

Preferred Stock	No	Yes	Yes

Listed depository receipts e.g. ADRs and GDRs	No	Yes	Yes

Warrants and Rights	No	Yes	Yes

Derivatives including Forward Contracts, Swaps, Futures	No	Yes	Yes

Commodities	No	Yes	Yes

Initial Public Offerings (“IPOs”)	Yes	Yes	Yes

Private Placements	Yes	Yes	Yes

Hedge Funds	Yes	Yes	Yes

Transactions in Pacific Funds and Pacific Select Funds	No	Yes	Yes

Transactions in AdvisorShares Pacific Asset Enhanced Floating Rate ETF	No	Yes	Yes

PAM Employees, PLFA Employees and members of the PLFA Investment Committee and PLFA Conflict Review Committee

Transactions in Pacific Funds and Pacific Select Funds	Yes	Yes	Yes

PAM Employees

Transactions in the PAM ETF	Yes	Yes	Yes

QUESTIONS ABOUT YOUR INTENDED TRANSACTION? If you are unsure after checking the table, or your transaction is not listed, contact a Compliance Officer for clarification before you trade.

Effective March 1, 2015